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                                                                    EXHIBIT 99.1


[EMS TECHNOLOGIES LOGO]
NEWS RELEASE
The Science of Wireless Communications      Atlanta, Georgia
                                            July 13, 2004

                                            Contact: Don T. Scartz  - CFO
                                            Phone: (770) 729-6510
                                            E-mail: investor.relations@ems-t.com
                                            www.ems-t.com



                           EMS TECHNOLOGIES ANNOUNCES
                     PRELIMINARY SECOND QUARTER 2004 RESULTS


ATLANTA - JULY 13, 2004 - EMS Technologies, Inc. (Nasdaq - ELMG) today announced that during the second quarter of 2004, it received record defense contract awards that will benefit future periods; however, the Company's second quarter earnings will be below its previously issued guidance primarily due to a low order level in the SatNet division. EMS expects to announce final results for the second quarter during the week of July 26, 2004, at which time there will be a conference call to review both the historical results in detail and the Company's guidance for the remainder of the year.

         Earnings from continuing operations for the second quarter of 2004 are expected to be in the range of $700,000 to $1.1 million, or $.06 - $.10 per share, on consolidated revenues of $65-to-$66 million. The results from continuing operations for the comparable period in 2003 were earnings of $2.5 million, or $.23 per share, on revenues of $66 million. Preliminary divisional results for the second quarter of 2004 indicate that Space & Technology/Atlanta, LXE, and SATCOM were solidly profitable, although somewhat below the 2003 second quarter. EMS Wireless was also profitable, but its performance was less strong than these other divisions.

         The SatNet division had a major shortfall from order expectations. SatNet's business of providing hardware for two-way, broadband communications is similar to a startup situation, where the marketplace and customer base are still being defined, and timing of specific orders is difficult to predict. SatNet had a major opportunity that was expected but did not materialize late in the second quarter. The customer requirement for this opportunity still exists, and we are hopeful the order will be received in a future quarter. If SatNet had been able to convert this opportunity into a sale in the second quarter, EMS's consolidated earnings from continuing operations for the period would have improved by approximately $1 million.

         Alfred G. Hansen, president and chief executive officer, commented, "The variance from expectation for the second quarter of 2004 is the result of current weakness in our orders stream at SatNet and, to a lesser extent, EMS Wireless. We believe this situation reflects current customer circumstances and timing decisions and not long-term fundamental problems in these target markets. With the recent high level of awards and other customer activity in most of our other business units, our long-term outlook remains very positive:

         - "Space & Technology/Atlanta has recently been selected to participate on some very large contracts for the U.S. Department of Defense (DoD), resulting in a record level of new contract awards in a quarter. Recent firm orders on current programs included follow-on production that pushed the backlog to $7 million for antennas to be used in an advanced intra-flight data link system for combat

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                  aircraft. By far the largest portion of the second quarter awards related to new programs that we expect to be converted into initial firm orders in the near future. Several of these new programs are planned to extend more than a decade and are expected to generate combined orders and revenues to EMS exceeding $200 million over the programs' lives. We will begin to ramp up in the remainder of 2004 for development efforts that are expected to be worth $25-$30 million over the next two years, with the further expectation of moving into production phases that could yield combined annual revenues of over $20 million beginning in 2007. We expect to make more detailed public announcements about these awards in the coming months, as contractual documentation is completed and we obtain customer consents for our press releases.

         - "LXE set a new revenue record for the second quarter, extending its string of consecutive record-setting periods to seven. An important factor in LXE's sales growth has been our strategic plan of R&D investment, which has allowed us to bring new products to market earlier in the year. One of these recent new products is a rugged handheld computer that can gather data using both bar-code and RFID technologies.

         - "SATCOM revenues were down slightly, as we continue to work on completing several agreements for DoD applications, which should benefit us during the remainder of the year. SATCOM is also continuing to work through the unexpectedly slow process of approvals for a search-and-rescue system to be installed in Greece. In addition, we expect to sign a long-term agreement in the near future to be a supplier of high-speed communications products to one of the world's largest avionics companies, which could generate more than $25 million in additional revenues for SATCOM over the term of the agreement.

         - "EMS Wireless' results will likely be slightly better than breakeven for the second quarter. While sales of our repeaters and shipments from our Brazilian operations have been much stronger than in the previous year, sales of our base-station antennas in the U.S. were less than expected. Considering the uncertain timing of our customers' expected rollouts, we are taking immediate action to reduce operating expenses, which should improve the profit outlook for this division in the second half of 2004.

         - "SatNet continues to develop its base of new customers, but in this developing market for two-way satellite broadband communications, the timing of orders is difficult to predict. However, we believe that interest in our open standard DVB-RCS equipment remains high, and we are working closely with major suppliers of broadcast services to expand our markets and geographic base. We are also taking steps to reduce the division's operating expenses and lower its breakeven point in the second half of 2004.

         "Our discontinued operations - Space & Technology/Montreal - are showing real improvement in their financial results. For the first two quarters of 2004, the division has returned to reporting profit before taxes, interest and other non-operating charges. We believe

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that the division's more stable financial situation and promising new opportunities for its unique capabilities will enhance the business prospects currently being evaluated by potential purchasers of these discontinued operations.

         "Despite the disappointment of the expected second quarter results, there is much at EMS to be excited about. Our dynamic product lines continue to make us a formidable competitor in our markets, as our technology strength and leadership have enabled us to respond to new product opportunities ahead of our competition. We have proven extremely successful in our recent defense marketing efforts, and we have expanded beyond components to also supplying full systems for defense applications. And our balance sheet remains strong, with debt below the levels where we started the year."

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EMS TECHNOLOGIES, INC. is a leading provider of technology solutions to wireless and satellite markets. The Company focuses on mobile information users, and increasingly on broadband applications. The Company is headquartered in Atlanta, employs nearly 1,700 people worldwide, and has manufacturing facilities in Atlanta, Montreal, Ottawa and Brazil.

The Company has five reporting segments...

- SPACE & TECHNOLOGY antennas and other hardware, for space and satellite communications, radar, surveillance, military countermeasures, and other specialized uses,

- LXE mobile computers and wireless local area networks, for materials handling and logistics,

- EMS WIRELESS base station antennas and repeaters, for PCS/cellular telecommunications,

- SATCOM antennas and terminals, for aeronautical and land-mobile and maritime communications via satellite, and

- SATNET broadband technologies for use in high-data-rate, high-capacity two-way satellite communications systems.

Statements contained in this press release regarding the potential for various businesses and products are FORWARD-LOOKING STATEMENTS. Actual results could differ from those statements as a result of a wide variety of factors. Such factors include, but are not limited to...

- Uncertainties related to identifying a purchaser of the Space &
Technology/Montreal division, as well as external market conditions and internal priorities and constraints that could affect a purchaser's willingness and ability to complete the transaction on the terms and timing expected by the Company;

- economic conditions in the U.S. and abroad and their effect on capital spending in the Company's principal markets;

- difficulty predicting the timing of receipt of major customer orders, and the effect of customer timing decisions on our quarterly results;

- U.S. defense budget pressures on spending priorities;

- uncertainties inherent in the process of converting contract awards into firm contractual orders in the future;

- volatility of foreign exchange rates relative to the U.S. dollar and their effect on purchasing power of international customers, as well as the potential for realizing foreign exchange gains or losses associated with net foreign assets held by the Company;

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- successful resolution of technical problems, potential scope changes or potential funding changes that may be encountered on contracts;

- changes in the Company's consolidated effective income tax rate caused by the extent to which the actual levels and mix of taxable earnings among the U.S., Canada, and other taxing jurisdictions may vary from our current expectations;

- successful completion of technological development programs by the Company and the effects of technology that may be developed by competitors;

- successful transition of products from development stages to an efficient manufacturing environment;

- customer response to new products and services, and general conditions in our target markets (such as logistics, PCS/cellular telephony, and space-based communications);

- the availability of financing for satellite data communications systems and for expansion of terrestrial PCS/cellular phone systems;

- the extent to which competing terrestrial systems reduce market opportunities for space-based broadband communication systems by providing extensive broadband Internet access on a dependable and economical basis;

- the growth rate of demand for various mobile and high-speed communications services;

- development of successful working relationships with local business and government personnel in connection with distribution and manufacture of products in foreign countries;

- the Company's ability to attract and retain qualified personnel, particularly those with key technical skills; and

- the availability of sufficient additional credit or other financing, on acceptable terms, to support the Company's expected growth.

         Additional relevant factors and risks are identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2003


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